FirstEnergy Corp.               For Release:  November 17, 1998
76 South Main Street
Akron, Ohio 44308-1890


News Media Contact:
David C. Poeppelmeier
(330) 384-5813


      FIRSTENERGY ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

     FirstEnergy Corp.'s Board of Directors today authorized the repurchase up to 15 million shares of the Company's outstanding common stock over a three-year period beginning in 1999.

     "We believe our common stock represents a good value," said
FirstEnergy Vice President and Chief Financial Officer Richard H.
Marsh. "The stock repurchase program should result in share-price appreciation that will benefit the Company and our shareholders."

     FirstEnergy said the anticipated $450-million repurchase program will reacquire approximately six percent of its approximate 237 million shares of outstanding common stock. The repurchase of common stock, which will be dependent on market conditions and the company's financial flexibility, will be accomplished primarily through the use of operating cash flow.

     FirstEnergy is a diversified energy services holding company headquartered in Akron, Ohio. Its four electric utility operating companies - Ohio Edison and its subsidiary, Pennsylvania Power, The Illuminating Company and Toledo Edison - comprise the nation's 12th largest investor-owned electric system serving 2.2 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania.


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